Tidal Trust II N-CSR

Exhibit 19.(a)(5)

Ernst & Young LLP 221 East 4th Street Suite 2900 Cincinnati, OH 45202	Tel: 1+ 513 612 1400 ey.com

November 8, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 8 of Form N-CSR dated November 8, 2024, of Tidal Trust II and have the following comments:

1.	We are in agreement with the statements contained in the first, second, third, and forth paragraphs of Item 8 as included on pages 25 of the N-CSR filing.

2.	We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

Cincinnati, Ohio